UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2005, Syntroleum Corporation (“Syntroleum”) entered into stock option award agreements with the following officers under the Syntroleum Corporation 2005 Stock Incentive Plan:

Name	Number of Stock Options	Exercise Price
Kenneth L. Agee Chairman	250,000	$10.52
John B. Holmes, Jr. President and Chief Executive Officer.	1,000,000	$10.52
Greg G. Jenkins Executive Vice President of Finance and Business Development and Chief Financial Officer	500,000	$10.52
Edward G. Roth Senior Vice President, Chief Engineer	250,000	$10.52

A form of award agreement is attached as Exhibit 10.1 to this report and is incorporated by reference herein.

The term of each option is ten years from the date of grant. Depending on the sustained stock price (as defined below) of Syntroleum common stock and the net present value of future cash flows (as defined below), a percentage of the options will vest as determined in the performance vesting schedule with respect to the period commencing on the date of grant and ending on December 31, 2010 (the “Performance Period”) presented below:

	Net Present Value of Future Cash Flows
Sustained Stock Price	Less than $1.375 million	$1.375 million but less than $1.650 million	$1.650 million but less than $1.925 million	$1.925 million but less than $2.2 million	$2.2 million or more
$40 or more	100%	100%	100%	100%	100%
$35 but less than $40	75%	75%	75%	75%	100%
$30 but less than $35	50%	50%	50%	75%	100%
$25 but less than $30	25%	25%	50%	75%	100%
Less than $25	0%	25%	50%	75%	100%

“Sustained stock price” means the average fair market value of a share of common stock of Syntroleum during any six-month period commencing on or after the first day of the Performance Period and ending on or before the last day of the Performance Period. “Net present value of future cash flows” means the net present value of estimated future cash flows from executed agreements (such as a contract to supply natural gas), proven reserves or any other source of future cash flows with analogous certainty to the aforementioned sources as estimated by an independent auditor designated by the Board. For this purpose, an annual discount rate of 10% is used to calculate net present value.

In the event of the grantee’s death, disability or termination without cause during the Performance Period, all or a portion of the options may be deemed vested depending upon the grantee’s length of service during the Performance Period.

To the extent vested in accordance with the performance vesting schedule, each option will become exercisable as follows:

•	as of the fourth anniversary of the date of grant, 50% of that portion of the option that has then vested in accordance with the performance vesting schedule; and

•	as of the last day of the Performance Period, 100% of that portion of the option that has then vested in accordance with the performance vesting schedule.

The options will terminate upon the first to occur of (1) the end of the Performance Period, except to the extent vested in accordance with the performance vesting schedule, (2) the expiration of the term, to the extent vested in accordance with the performance vesting schedule, and (3) termination of the grantee’s employment, subject to the terms in the award agreement regarding termination due to death or disability, retirement, termination for cause, termination without cause and voluntary termination.

If a change of control, as defined in the award agreement, occurs at or before the end of the Performance Period, the provisions of the performance vesting schedule will no longer apply and the options will be deemed vested and immediately exercisable with respect to the greater of (1) that portion of the option vested in accordance with the performance vesting schedule as of the date of the change of control and (2) the portion of the option determined based on the fair market value of a share of common stock as of the date of the change of control in accordance with the following schedule based upon the fair market value of a share of Syntroleum common stock as of the change of control (the “Change of Control Price”):

Change of Control Price	Percent of Option Vested
At least $25 but less than $30	25%
$30 but less than $35	50%
$35 but less than $40	75%
$40 or more	100%

If Syntroleum terminates the grantee’s employment without cause or the grantee terminates his employment for good reason (as defined in the grantee’s employment agreement) within two years following a change of control, the option, to the extent it has not vested and become fully exercisable in accordance with the previous paragraph, will be deemed fully vested and immediately and fully exercisable until the earlier of (1) two years from the date of termination of the employment or (2) the expiration of its term. As a result or in anticipation of a change of control, Syntroleum’s Nominating and Compensation Committee, in its sole discretion, may accelerate the time periods for vesting or exercising the options, offer to purchase the option as of the date of the change of control, or make any adjustments or modifications to the options as it deems appropriate to maintain and protect the rights and interests of the grantees.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is filed herewith:

10.1	Form of Performance Vested Non-Qualified Option Award Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION

Date: July 5, 2005	By:	/s/ Greg G. Jenkins
Greg G. Jenkins
Executive Vice President of Finance and Business Development and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.1	Form of Performance Vested Non-Qualified Option Award Agreement.